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                                                                  EXHIBIT 3.127

                          CERTIFICATE OF INCORPORATION
                                       OF
                            CREATIVE RESOURCES, INC.

         FIRST. The name of the Corporation is:

                            CREATIVE RESOURCES, INC.

         SECOND. The address of the registered office of the Corporation in the State of Oklahoma is 2600 Bank IV Center, 15 West Sixth Street, City of Tulsa, County of Tulsa, State of Oklahoma 74119. The name of its registered agent at such address is Kenneth F. Albright.

         THIRD. The nature of the business or purposes to be conducted or promoted by the Corporation is:

              (a) To engage in any lawful act or activity for which corporations may be organized under the General Corporation Act of Oklahoma;

              (b) In general, to possess and exercise all the powers and privileges granted by the General Corporation Act of Oklahoma or by any other law of Oklahoma or by this Certificate of Incorporation, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the businesses or purposes of the Corporation.

         The businesses and purposes specified in the foregoing clauses shall, except where otherwise expressed, be in no way limited or restricted by reference to, or inference from, the terms of any other clause in this Certificate of Incorporation, but the businesses and purposes specified in each of the foregoing clauses of this article shall be regarded as independent businesses and purposes.

         FOURTH. The total number of shares of stock which the Corporation shall be authorized to issue is Ten Thousand (10,000) shares of Common Stock of the par value of One Dollar ($1.00) per share, amounting in the aggregate to Ten Thousand Dollars ($10,000).

         FIFTH. The name and mailing address of the incorporator is as follows:

                   NAME                         MAILING ADDRESS

          Kenneth F. Albright                 2600 Bank IV Center
                                              Tulsa, Oklahoma 74119

         SIXTH. The Corporation shall have perpetual existence.


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         SEVENTH. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

              To make, alter or repeal the bylaws of the Corporation.

              To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.

              To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

              By a majority of the whole Board, to designate one or more committees, each committee to consist of one or more of the Directors of the Corporation. The Board may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. The bylaws may provide that in the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously, appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors or in the bylaws of the Corporation, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it, but no such committee shall have such power or authority in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the shareholders the sale, lease or exchange of all or substantially all of the Corporation's property and assets, recommending to the shareholders a dissolution of the Corporation or a revocation of a dissolution, or amending the bylaws of the Corporation; and, unless the resolution or bylaws expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock, or to adopt a Certificate of Ownership and Merger pursuant to the provisions of Section 1083 of Title 18 of the Oklahoma Statutes. As used in this Article Seventh, "whole Board" means the total number of Directors which the Corporation would have if there were no vacancies.

              When and as authorized by the shareholders in accordance with statute, to sell, lease or exchange all or substantially all of the property and assets of the Corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may consist


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         in whole or in part of money or property including shares of stock in, and/or other securities of, any other corporation or corporations, as its Board of Directors may deem expedient and for the best interests of the Corporation.

         EIGHTH. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its shareholders or any class of them, any court of equitable jurisdiction within the State of Oklahoma may, on the application in a summary way of this Corporation or of any creditor or shareholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 1106 of Title 18 of the Oklahoma Statutes or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 1100 of Title 18 of the Oklahoma Statutes, order a meeting of the creditors or class of creditors, and/or of the shareholders or a class of shareholders of this Corporation, as the case may be, to be summoned in such manner as the court directs. If a majority in number representing three-fourths (3/4) in value of the creditors or class of creditors, and/or of the shareholders or class of shareholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, and/or on all the shareholders or class of shareholders, of this Corporation, as the case may be, and also on this Corporation.

         NINTH. Meetings of shareholders may be held within or without the State of Oklahoma, as the bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the Oklahoma Statutes) outside the State of Oklahoma at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation. Elections of Directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

         TENTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the shareholders herein are granted subject to this reservation.


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         I, the undersigned incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Act of the State of Oklahoma, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hands this 29th day of November, 1995.



                                          /s/ KENNETH F. ALBRIGHT
                                        ---------------------------------------
                                        Kenneth F. Albright